Form 10-K, Exhibit 13
period 2009-12-31
ML Transtrend DTP Enhanced FuturesAccess LLC
filed 2010-03-31
CIK 1399406

Exhibit 13.01

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended December 31, 2009 and 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 and Report of Independent Registered Public Accounting Firms

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2009 and 2008	3

Statements of Operations for the years ended December 31, 2009, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	4

Statements of Changes in Members’ Capital for the years ended December 31, 2009, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	5

Financial Data Highlights for the years ended December 31, 2009, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	7

Notes to Financial Statements	10

Report of Independent Registered Public Accounting Firm

To the Members of

ML Transtrend DTP Enhanced FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC at December 31, 2009, and the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and signifcant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

March 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Transtrend DTP Enhanced FuturesAccess LLC:

We have audited the accompanying statement of financial condition of ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), as of December 31, 2008, and the related statements of operations, changes in members’ capital, and the financial data highlights for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight  Board (United States). Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial statements and financial data highlights are free of material  misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal  control over financial reporting. Our audits included consideration of internal control over financial  reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for  the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial  reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis,  evidence supporting the amounts and disclosures in the financial statements, assessing the accounting  principles used and significant estimates made by management, as well as evaluating the overall financial  statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC as of December 31, 2008, and the results of its operations, changes in members’ capital and the financial data highlights for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $25,737,325 for 2009 and $15,307,220 for 2008)	$236,868,172	$227,695,348
Net unrealized profit on open contracts	1,146,497	6,740,529
Cash and cash equivalents	34,980	27,291
Accrued interest recievable	22,826	9,490

TOTAL ASSETS	$238,072,475	$234,472,658

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$68,556	$37,485
Sponsor and Advisory fees payable	381,285	14,552,403
Redemptions payable	1,523,104	2,375,459
Other liabilities	198,844	172,187

Total liabilities	2,171,789	17,137,534

MEMBERS’ CAPITAL:
Members’ Interest (171,805,932 Units and 131,802,114 Units outstanding, unlimited Units authorized)	235,900,686	217,335,124
Total members’ capital	235,900,686	217,335,124

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$238,072,475	$234,472,658

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND FOR THE PERIOD APRIL 2, 2007
(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	2009	2008	2007
TRADING PROFIT (LOSS):

Realized, net	$(30,087,116)	$58,391,558	$18,830,414
Change in unrealized, net	(5,594,032)	2,997,703	3,742,826
Brokerage commissions	(1,209,739)	(642,724)	(580,731)

Total trading profit (loss)	(36,890,887)	60,746,537	$21,992,509

INVESTMENT INCOME:
Interest	17,531	2,502,184	3,463,933

EXPENSES:
Management fee	3,904,212	2,462,288	862,994
Sponsor fee	453,477	255,504	9,750
Performance fee	326	14,415,123	5,282,368
Other	572,395	626,258	155,223
Total expenses	4,930,410	17,759,173	6,310,335

NET INVESTMENT LOSS	(4,912,879)	(15,256,989)	(2,846,402)

NET INCOME (LOSS)	$(41,803,766)	$45,489,548	$19,146,107

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A*	1,786,054	638,706	39,446
Class C**	13,264,190	7,827,256	610,408
Class D***	1,152,610	1,758,848	1,149,319
Class I****	956,805	735,189	590,000
Class DS*****	87,628,053	39,395,367	11,953,746
Class DT******	46,262,586	63,481,706	90,305,640

Net income (loss) per weighted average Unit
Class A*	$(0.2701)	$0.3033	$(0.0411)
Class C**	$(0.2511)	$0.2791	$0.0961
Class D***	$(0.2186)	$0.2716	$(0.0447)
Class I****	$(0.2848)	$0.3109	$0.0609
Class DS*****	$(0.2948)	$0.4174	$0.2973
Class DT******	$(0.2521)	$0.4089	$0.1722

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND FOR THE PERIOD APRIL 2, 2007

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007 (IN UNITS)

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009
Class A*	—	107,731	—	107,731	961,358	(131,633)	937,456	1,476,622	(142,255)	2,271,823
Class C**	—	821,211	(68,985)	752,226	10,739,116	(1,092,947)	10,398,395	6,948,101	(2,863,733)	14,482,763
Class D***	—	1,548,637	(798,637)	750,000	2,794,704	(2,565,789)	978,915	2,000,000	(978,915)	2,000,000
Class I****	—	590,000	—	590,000	203,514	(13,367)	780,147	1,335,257	(1,613,404)	502,000
Class DS*****	12,000,000	2,810,880	(1,044,151)	13,766,729	56,371,806	(2,852,864)	67,285,671	41,935,733	—	109,221,404
Class DT******	—	105,166,376	(33,452,947)	71,713,429	1,498,340	(21,790,239)	51,421,530	872,634	(8,966,222)	43,327,942

Total Members’ Units	12,000,000	111,044,835	(35,364,720)	87,680,115	72,568,838	(28,446,839)	131,802,114	54,568,347	(14,564,529)	171,805,932

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	Initial Offering	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2009
Class A*	$—	$120,107	$—	$(1,623)	$118,484	$1,151,996	$(166,535)	$193,721	$1,297,666	$1,957,694	$(174,096)	$(482,333)	$2,598,931
Class C**	—	810,690	(71,378)	58,667	797,979	12,097,536	(1,345,352)	2,184,634	13,734,797	8,754,398	(3,506,260)	(3,331,361)	15,651,574
Class D***	—	1,500,000	(747,045)	(51,379)	701,576	2,724,999	(2,699,332)	477,767	1,205,010	2,000,000	(1,133,727)	(251,902)	1,819,381
Class I****	—	590,000	—	35,944	625,944	231,056	(16,232)	228,547	1,069,315	1,768,505	(1,994,556)	(272,480)	570,784
Class DS*****	12,000,000	3,599,514	(1,225,985)	3,553,619	17,927,148	81,391,656	(4,000,000)	16,445,572	111,764,376	66,276,040	—	(25,829,034)	152,211,382
Class DT******		116,913,460	(39,979,192)	15,550,879	92,485,147	2,130,197	(32,310,691)	25,959,307	88,263,960	1,392,375	(14,971,045)	(11,636,656)	63,048,634

Total Members’ Capital	$12,000,000	$123,533,771	$(42,023,600)	$19,146,107	$112,656,278	$99,727,440	$(40,538,142)	$45,489,548	$217,335,124	$82,149,012	$(21,779,684)	$(41,803,766)	$235,900,686

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS (a)	Class DT (a)
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3842	$1.3209	$1.2310	$1.3707	$1.6610	$1.7165

Net realized and net change in unrealized trading profit (loss)	(0.1849)	(0.1752)	(0.1347)	(0.1835)	(0.2242)	(0.2333)
Brokerage commissions	(0.0066)	(0.0063)	(0.0052)	(0.0066)	(0.0080)	(0.0083)
Interest income	0.0001	0.0001	0.0001	0.0001	0.0001	0.0001
Expenses	(0.0488)	(0.0588)	(0.1815)	(0.0438)	(0.0353)	(0.0199)

Net asset value, end of year	$1.1440	$1.0807	$0.9097	$1.1369	$1.3936	$1.4551

Total Return: (b)

Total return before Performance fees	-17.36%	-18.18%	-14.43%	-17.02%	-16.11%	-15.26%
Performance fees	-0.01%	-0.01%	0.00%	-0.05%	0.00%	0.00%
Total return after Performance fees	-17.37%	-18.19%	-14.43%	-17.07%	-16.11%	-15.26%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.74%	4.73%	2.05%	3.34%	2.24%	1.25%
Performance fees	0.01%	0.01%	0.00%	0.05%	0.00%	-0.01%
Expenses (including Performance fees)	3.75%	4.74%	2.05%	3.39%	2.24%	1.24%

Net investment income (loss)	-3.73%	-4.73%	-2.05%	-3.38%	-2.24%	-1.23%

(a) Class DS and DT were previously known as Class D-SM and Class D-TF, respectively.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS (a)	Class DT (a)
Per Unit Operating Performance:

Net asset value, beginning of year	$1.0998	$1.0608	$0.9354	$1.0609	$1.3022	$1.2896

Net realized and net change in unrealized trading profit (loss)	0.4412	0.4233	0.3864	0.4338	0.5275	0.5367
Brokerage commissions	(0.0048)	(0.0046)	(0.0042)	(0.0047)	(0.0058)	(0.0058)
Interest income	0.0198	0.0190	0.0172	0.0194	0.0237	0.0238
Expenses	(0.1718)	(0.1776)	(0.1038)	(0.1387)	(0.1866)	(0.1278)

Net asset value, end of year	$1.3842	$1.3209	$1.2310	$1.3707	$1.6610	$1.7165

Total Return: (b)

Total return before Performance fees	38.77%	37.45%	41.02%	39.45%	40.89%	42.47%
Performance fees	-9.96%	-10.04%	-7.25%	-7.94%	-10.11%	-7.16%
Total return after Performance fees	25.83%	24.48%	31.59%	29.19%	27.54%	33.10%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.96%	4.97%	2.43%	3.55%	2.43%	1.39%
Performance fees	10.13%	10.24%	7.21%	7.95%	10.30%	7.11%
Expenses (including Performance fees)	14.09%	15.21%	9.64%	11.50%	12.73%	8.50%

Net investment income (loss)	-12.39%	-13.51%	-7.95%	-9.79%	-11.03%	-6.79%

(a) Class DS and DT were previously known as Class D-SM and Class D-TF, respectively.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS)

TO DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS (d)	Class DT (d)
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000	$1.0000	$1.1117

Net realized and net change in unrealized trading profit (loss)	0.2254	0.1277	(0.0149)	0.1061	0.3563	0.2073
Brokerage commissions (c)	(0.0024)	(0.0031)	(0.0010)	(0.0016)	(0.0115)	(0.0049)
Interest income (c)	0.0165	0.0210	0.0070	0.0116	0.0452	0.0321
Expenses (c)	(0.1397)	(0.0848)	(0.0557)	(0.0552)	(0.0878)	(0.0566)

Net asset value, end of period	$1.0998	$1.0608	$0.9354	$1.0609	$1.3022	$1.2896

Total Return: (b)

Total return before Performance fees	21.36%	11.79%	-0.64%	10.71%	37.24%	20.48%
Performance fees	-9.85%	-5.56%	-5.80%	-4.67%	-5.79%	-4.33%
Total return after Performance fees	9.93%	6.08%	-6.46%	6.10%	30.22%	16.01%

Ratios to Average Net Assets: (a)

Expenses (excluding Performance fees)	4.48%	5.06%	3.32%	3.36%	2.39%	1.24%
Performance fees	40.41%	12.77%	50.19%	17.81%	7.63%	7.18%
Expenses (including Performance fees)	44.89%	17.83%	53.51%	21.17%	10.02%	8.42%

Net investment income (loss)	-39.59%	-13.40%	-46.79%	-16.71%	-4.86%	-3.65%

(a) The ratios have been annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

(c) Per Unit data is calculated using weighted average Units outstanding during the period.

(d) Class DS and DT were previously known as Class D-SM and Class D-TF, respectively.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of commodity futures contracts, options on futures and forward contracts on a wide range of commodities. Transtrend B.V. (“Transtrend”) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker. On September 15, 2008, Merrill Lynch entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 dated as of October 21, 2008, the “Merger Agreement”) with Bank of America Corporation (“Bank of America”). Pursuant to the Merger Agreement, on January 1, 2009, a wholly-owned subsidiary of Bank of America merged with and into Merrill Lynch, with Merrill Lynch continuing as the surviving corporation and a subsidiary of Bank of America.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each Program Fund is generally similar in terms of fees, Classes of Units and redemption rights.  Each of the Program Funds implements a different trading strategy.

The Fund offers six Classes of Units:  Class A, Class C, Class D, Class DS, Class DT and Class I.  Each Class of Units, except for Class DT offered at $1.1117, was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit (see Note 6).  The six Classes of Units are subject to different sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Certain prior year items have been reclassified to conform to the current year presentation.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations.

Trading profit (loss) is reduced for brokerage commission costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profit and losses resulting from the translation to U.S. dollars are included in Trading Profit(loss) in the Statements of Operations.

Cash and Cash Equivalents

The Fund considered all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost which approximated fair value (Level II see Note 3).  Cash was held at a nationally recognized financial institution.

Cash at Broker/Equity in Commodity Futures Trading Accounts

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

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2007.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2009, 2008 and period ended 2007.

Subscriptions

Units are offered as of the close of business at the end of each month. Units are purchased as of the first business day of any month at Net Asset Value (see Note 6), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value (see Note 6) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the private placement memorandum, which include but are not limited to the following:

(a)                      Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

(b)                     Any event which would make unlawful the continued existence of this Fund.

(c)                      Determination by MLAI to liquidate or withdraw from the Fund.

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit on open contracts in the Statements of Financial Condition, as of December 31, 2009 and 2008 are as follows:

2009

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	675	$512,058	0.22%	(292)	$(132,212)	-0.06%	$379,846	0.16%	February 10 - December 10
Currencies	1,308	(670,422)	-0.28%	(854)	1,521,277	0.64%	850,855	0.36%	April 10
Energy	494	(135,491)	-0.06%	(67)	(277,177)	-0.12%	(412,668)	-0.18%	February 10 - December 10
Interest rates	4,183	(1,938,988)	-0.82%	(1,837)	429,159	0.18%	(1,509,829)	-0.64%	March 10 - December 12
Metals	759	3,324,393	1.41%	(376)	(3,024,951)	-1.28%	299,442	0.13%	January 10 - April 10
Stock indices	2,214	1,538,851	0.65%	—	—	0.00%	1,538,851	0.65%	January 10 - March 10

Total		$2,630,401	1.12%		$(1,483,904)	-0.63%	$1,146,497	0.49%

2008

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	90	$151,485	0.07%	(476)	$(432,610)	-0.20%	$(281,125)	-0.13%	February 09 - December 09
Currencies	126	618,638	0.28%	(192)	(185,546)	-0.09%	433,092	0.19%	March 09
Energy	—	—	0.00%	(328)	489,104	0.23%	489,104	0.23%	February 09 - December 09
Interest rates	4,057	4,178,934	1.92%	(1,398)	(913,221)	-0.42%	3,265,713	1.50%	March 09 - December 11
Metals	305	(3,140,161)	-1.44%	(450)	6,168,912	2.84%	3,028,751	1.40%	January 09 - May 09
Stock indices	—	—	0.00%	(410)	(195,006)	-0.09%	(195,006)	-0.09%	January 09 - March 09

Total		$1,808,896	0.83%		$4,931,633	2.27%	$6,740,529	3.10%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Members’ Capital as of December 31, 2009 and 2008.

3.               FAIR VALUE OF INVESTMENTS

The FASB’s ASC’s provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Gains or losses are realized when contracts are liquidated.  Unrealized gains or losses on open contracts are included in Equity in commodity futures trading account.  Any change in net unrealized gain or loss from the preceding year is reported in the Statements of Operations.

The fair value measurement guidance established a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

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

Following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy.

Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where it trades such investments.  These closing prices are observed through the clearing broker and third party pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into its process for determining fair values.

The independent pricing sources obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. Each source has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair market value.

The Fund has determined that Level I securities would include all of its futures and options contracts where it believes that quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts as of December 31, 2009 and 2008 are as follows:

December 31, 2009	Unrealized Long Positions	Unrealized Short Positions	Total
Futures	$2,630,401	$(1,483,904)	$1,146,497
Forwards	—	—	—
Total	$2,630,401	$(1,483,904)	$1,146,497

December 31, 2008	Unrealized Long Positions	Unrealized Short Positions	Total
Futures	$1,808,896	$4,931,633	$6,740,529
Forwards	—	—	—
Total	$1,808,896	$4,931,633	$6,740,529

The Fund’s volume of trading forward and futures as of the end of this year is representative of the activity throughout the year.

The following table summarizes the valuation of the Fund’s investments by the above fair value hierarchy levels as of December 31, 2009 and 2008:

Net unrealized
profit (loss)
on open contracts	Total	Level I	Level II	Level III

December 31, 2009	$1,146,497	$617,693	$528,804	$—
December 31, 2008	$6,740,529	$6,740,529	$—	$—

Effective January 1, 2009, the Fund adopted the FASB’s guidance on disclosures about derivative instruments and hedging activities which requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This guidance only expands the disclosure requirements for derivative instruments and related hedging activities and has no impact on Statements of Financial Condition or Statements of Operations or Statements of Changes in Members’ Capital.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the guidance for derivatives and hedging. The fair value amounts of and the gains and losses on derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts.

The following table indicates the trading gains and losses, by commodity industry sector, on derivative instruments for the year ended December 31, 2009:

Commodity Industry Sector	Gain (loss) from trading

Agriculture	$(1,089,234)
Currencies	(2,785,506)
Energy	(22,155,899)
Interest rates	(13,716,230)
Metals	1,294,047
Stock indices	2,771,674

Total	$(35,681,148)

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse or MLPF&S.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Were a substantial portion of the Fund’s capital tied up in a bankruptcy or similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, DS, and DT are not charged a Sponsor Fee.   Sponsor fees are paid to MLAI.

The fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2009, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 was approximately $9.58, $10.37 and $9.57, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as seen on the Statements of operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, a related party to MLAI.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

5.                     ADVISORY AGREEMENT

The Fund and Transtrend have entered into an Advisory Agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by either Transtrend or the Fund upon 90 days’ written notice to the other party. Transtrend determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

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

Performance fees are charged by the Fund on any New Trading Profit, as defined in the private placement memorandum, and are payable to Transtrend as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 25% performance fee for all classes.

6.                     NET ASSET VALUE PER UNIT

The Net Asset Value per Unit of the different Classes as of December 31, 2009 and 2008 are:

December 31, 2009
Net Asset Value
Class A	$1.1440
Class C	1.0807
Class D	0.9097
Class I	1.1369
Class DS	1.3936
Class DT	1.4551

December 31, 2008
Net Asset Value
Class A	$1.3842
Class C	1.3209
Class D	1.2310
Class I	1.3707
Class DS	1.6610
Class DT	1.7165

7.                     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the years ended December 31, 2009, 2008 and for the period ended December 31, 2007 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

8.                     RECENT ACCOUNTING PRONOUNCEMENTS

In July 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105, Generally Accepted Accounting Principles, (ASC 105), which approved the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative nongovernmental GAAP. The Codification is effective for interim or annual periods ending after September 15, 2009. All existing accounting standards have been superseded and all other accounting literature not included in the Codification are considered nonauthoritative. ASC 105 was not intended to change the accounting literature and did not impact the Fund’s financial condition or results of operations.  All accounting references within this report are in accordance with the new Codification.

In April 2009, the FASB issued guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This guidance provides additional guidance for estimating fair value in accordance with FASB guidance on fair value measurements, when the volume and level of activity for the asset or liability have significantly decreased. This guidance also identifies circumstances that indicate a transaction is not orderly. The guidance emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.   The guidance also contains enhanced disclosure requirements whereby fair value disclosures as well as certain disaggregated information will be disclosed. The adoption of this guidance had no impact on the financial statements.

In September 2009, the FASB issued Accounting Standards Update No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (the “ASU 2009-12”), which is effective for interim or annual financial periods ending after December 15, 2009.  The adoption of this guidance had no impact on the financial statements.

In January 2010, the FASB issued an update to the fair value measurements disclosure. Pursuant to this update, additional disclosures in the financial statements relating to transfers in and out of Levels 1 and 2 fair value measurements and separate disclosure of purchases, sales, issuances, and settlements in Level 3 rollforward, will be required. In addition, this update provides clarifications on i) the level of aggregation of classes of assets and liabilities disclosed in the fair value measurement disclosures and ii) disclosures relating to the inputs and valuation techniques for Level 2 and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the Level 3 roll forward which are effective for fiscal years beginning after December 15, 2010. This update further enhances the fair value disclosures and the Sponsor has determined that the adoption of this update would not have a material impact to the Fund’s financial statements.

9.               MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit(loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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

Indemnifications

In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

10.         SUBSEQUENT EVENT

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Transtrend DTP Enhanced FuturesAccess LLC