Form 10-K, Exhibit 13
period 2011-12-31
ML Transtrend DTP Enhanced FuturesAccess LLC
filed 2012-03-23
CIK 1399406

                Exhibit 13.01

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2011, 2010 and 2009

and Report of  Independent Registered Public Accounting Firm

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Auditors report PWC

Report of Independent Registered Public Accounting Firm

To the Members of

ML Transtrend DTP Enhanced FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”) at December 31, 2011 and 2010, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $21,424,479 for 2011 and $30,894,537for 2010)	$226,605,062	$248,920,843
Net unrealized profit on open futures contracts	7,840,087	9,574,957
Cash and cash equivalents	368,191	353,576
Other assets	65,910	68,936

TOTAL ASSETS	$234,879,250	$258,918,312

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$42,864	$308,321
Sponsor and Advisory fees payable	415,526	2,012,779
Redemptions payable	13,147,584	356,780
Other liabilities	226,967	280,632

Total liabilities	13,832,941	2,958,512

MEMBERS’ CAPITAL:
Members’ Interest (155,007,214 Units and 159,458,717 Units outstanding, unlimited Units authorized)	221,046,309	255,959,800
Total members’ capital	221,046,309	255,959,800

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$234,879,250	$258,918,312

NET ASSET VALUE PER UNIT:

Class A	$1.1801	$1.3296
Class C	$1.0927	$1.2436
Class D	$0.9670	$1.0733
Class I	$1.1823	$1.3268
Class DS	$1.4814	$1.6443
Class DT	$1.5771	$1.7338

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
TRADING PROFIT (LOSS):

Realized, net	$(19,290,462)	$41,966,162	$(30,087,116)
Change in unrealized, net	(1,469,413)	8,120,139	(5,594,032)
Brokerage commissions	(1,084,608)	(1,332,262)	(1,209,739)

Total trading profit (loss)	(21,844,483)	48,754,039	(36,890,887)

INVESTMENT INCOME (EXPENSE):
Interest	(17,755)	474	17,531

EXPENSES:
Management fee	4,663,195	4,406,382	3,904,212
Sponsor fee	673,816	471,939	453,477
Performance fee	—	1,574,502	326
Other	644,087	671,538	572,395
Total expenses	5,981,098	7,124,361	4,930,410

NET INVESTMENT INCOME (LOSS)	(5,998,853)	(7,123,887)	(4,912,879)

NET INCOME (LOSS)	$(27,843,336)	$41,630,152	$(41,803,766)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	7,578,294	2,802,181	1,786,054
Class C	17,953,162	14,561,033	13,264,190
Class D	2,015,591	2,000,000	1,152,610
Class I	1,100,947	619,907	956,805
Class DS	115,338,397	114,968,274	87,628,053
Class DT	24,763,644	35,656,582	46,262,586

Net income (loss) per weighted average Unit
Class A	$(0.1699)	$0.2007	$(0.2701)
Class C	$(0.1584)	$0.1630	$(0.2511)
Class D	$(0.1052)	$0.1636	$(0.2186)
Class I	$(0.1544)	$0.2115	$(0.2848)
Class DS	$(0.1684)	$0.2565	$(0.2948)
Class DT	$(0.1577)	$0.2454	$(0.2521)

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009 (IN UNITS)

	Members’ Capital			Members’ Capital			Members’ Capital			Members’ Capital
	December 31, 2008	Subscriptions	Redemptions	December 31, 2009	Subscriptions	Redemptions	December 31, 2010	Subscriptions	Redemptions	December 31, 2011
Class A	937,456	1,476,622	(142,255)	2,271,823	1,718,015	(531,812)	3,458,026	6,523,393	(1,054,773)	8,926,646
Class C	10,398,395	6,948,101	(2,863,733)	14,482,763	4,312,661	(3,655,224)	15,140,200	6,132,543	(4,254,902)	17,017,841
Class D	978,915	2,000,000	(978,915)	2,000,000	—	—	2,000,000	62,362	—	2,062,362
Class I	780,147	1,335,257	(1,613,404)	502,000	524,110	(114,693)	911,417	368,795	(327,359)	952,853
Class DS	67,285,671	41,935,733	—	109,221,404	14,884,402	(12,437,991)	111,667,815	8,143,951	(15,405,971)	104,405,795
Class DT	51,421,530	872,634	(8,966,222)	43,327,942	351,090	(17,397,773)	26,281,259	618,514	(5,258,056)	21,641,717

Total Members’ Units	131,802,114	54,568,347	(14,564,529)	171,805,932	21,790,278	(34,137,493)	159,458,717	21,849,558	(26,301,061)	155,007,214

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2011
Class A	$1,297,666	$1,957,694	$(174,096)	$(482,333)	$2,598,931	$2,073,078	$(636,492)	$562,392	$4,597,909	$8,485,986	$(1,262,333)	$(1,287,510)	$10,534,052
Class C	13,734,797	8,754,398	(3,506,260)	(3,331,361)	15,651,574	4,825,507	(4,022,391)	2,373,126	18,827,816	7,351,464	(4,741,010)	(2,843,124)	18,595,146
Class D	1,205,010	2,000,000	(1,133,727)	(251,902)	1,819,381	—	—	327,240	2,146,621	59,699	—	(212,045)	1,994,275
Class I	1,069,315	1,768,505	(1,994,556)	(272,480)	570,784	635,539	(128,109)	131,084	1,209,298	474,204	(387,009)	(169,935)	1,126,558
Class DS	111,764,376	66,276,040	—	(25,829,034)	152,211,382	20,606,244	(18,693,691)	29,487,583	183,611,518	13,056,819	(22,578,894)	(19,424,860)	154,664,583
Class DT	88,263,960	1,392,375	(14,971,045)	(11,636,656)	63,048,634	516,790	(26,747,513)	8,748,727	45,566,638	979,606	(8,508,687)	(3,905,862)	34,131,695

Total Members’ Capital	$217,335,124	$82,149,012	$(21,779,684)	$(41,803,766)	$235,900,686	$28,657,158	$(50,228,196)	$41,630,152	$255,959,800	$30,407,778	$(37,477,933)	$(27,843,336)	$221,046,309

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS	Class DT

Net asset value, beginning of year	$1.3296	$1.2436	$1.0733	$1.3268	$1.6443	$1.7338

Net realized and net change in unrealized trading profit (loss)	(0.0971)	(0.0905)	(0.0789)	(0.0971)	(0.1209)	(0.1280)
Brokerage commissions	(0.0053)	(0.0050)	(0.0043)	(0.0053)	(0.0067)	(0.0070)
Interest income	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)
Expenses	(0.0470)	(0.0553)	(0.0230)	(0.0420)	(0.0352)	(0.0216)
					—
Net asset value, end of year	$1.1801	$1.0927	$0.9670	$1.1823	$1.4814	$1.5771

Total Return: (a)

Total return before Performance fees	-11.28%	-12.16%	-9.94%	-10.92%	-9.94%	-9.03%
Performance fees	-0.04%	-0.04%	-0.04%	-0.04%	-0.04%	-0.08%
Total return after Performance fees	-11.32%	-12.20%	-9.98%	-10.96%	-9.98%	-9.11%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.75%	4.74%	2.25%	3.35%	2.25%	1.25%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%
Expenses (including Performance fees)	3.75%	4.74%	2.25%	3.35%	2.25%	1.29%

Net investment income (loss)	-3.75%	-4.75%	-2.26%	-3.36%	-2.26%	-1.30%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS	Class DT

Net asset value, beginning of year	$1.1440	$1.0807	$0.9097	$1.1369	$1.3936	$1.4551

Net realized and net change in unrealized trading profit (loss)	0.2458	0.2307	0.1973	0.2449	0.3023	0.3177
Brokerage commissions	(0.0065)	(0.0061)	(0.0052)	(0.0064)	(0.0079)	(0.0083)
Interest income	—	—	—	—	—	—
Expenses	(0.0537)	(0.0617)	(0.0285)	(0.0486)	(0.0437)	(0.0307)
					—
Net asset value, end of year	$1.3296	$1.2436	$1.0733	$1.3268	$1.6443	$1.7338

Total Return: (a)

Total return before Performance fees	16.94%	15.77%	18.71%	17.41%	18.71%	19.90%
Performance fees	-0.64%	-0.64%	-0.64%	-0.64%	-0.64%	-0.66%
Total return after Performance fees	16.30%	15.13%	18.07%	16.77%	18.07%	19.24%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.80%	4.81%	2.29%	3.40%	2.29%	1.28%
Performance fees	0.62%	0.62%	0.62%	0.62%	0.62%	0.64%
Expenses (including Performance fees)	4.42%	5.43%	2.91%	4.02%	2.91%	1.92%

Net investment income (loss)	-4.43%	-5.44%	-2.91%	-4.02%	-2.91%	-1.93%

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
					—
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

Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

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

As of December 31, 2011 the Fund offers six Classes of Units:  Class A, Class C, Class I, Class D, Class DS, and Class DT.  Each Class of Units, except for Class DS and DT was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. Class DT commenced on June 1, 2007 and was offered at $1.1117.  The six Classes of Units are subject to different Sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Initial Offering and Organizational Costs

Organization and Offering costs are amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance and initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss), Net on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), Net on the Statements of Operations.

Trading profit (loss) is reduced for brokerage commission costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) on the Statements of Operations of the Fund.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II as defined in Note 3).  Cash was held at a nationally recognized financial institution.

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C, Class DS and Class DT Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2008.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2011, 2010 and 2009.

Subscriptions

Units are offered as of the close of business at the end of each month. Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three calendar days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days notice (“notice period”).

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

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

(d)       Withdrawal of the Sponsor.

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit/loss on open contracts on the Statements of Financial Condition, as of December 31, 2011 and 2010 are as follows:

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	415	$185,732	0.08%	(1,463)	$(628,585)	-0.28%	$(442,853)	-0.20%	January 12 - December 12
Currencies	551	273,422	0.12%	(434)	950,112	0.43%	1,223,534	0.55%	March 12
Energy	177	64,791	0.03%	(1,005)	3,491,388	1.58%	3,556,179	1.61%	January 12 - December 13
Interest rates	4,195	2,851,470	1.29%	(2,341)	(225,250)	-0.10%	2,626,220	1.19%	March 12 - September 15
Metals	242	(1,005,397)	-0.45%	(386)	1,437,831	0.65%	432,434	0.20%	January 12 - May 12
Stock indices	297	410,970	0.19%	(182)	(9,261)	0.00%	401,709	0.19%	January 12 - May 12

Total		$2,780,988	1.26%		$5,016,235	2.28%	$7,797,223	3.54%

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,833	$2,141,844	0.84%	(103)	$(88,116)	-0.03%	$2,053,728	0.81%	February 11 - February 12
Currencies	1,694	2,107,599	0.82%	(1,210)	2,412,863	0.94%	4,520,462	1.76%	March 11
Energy	657	1,274,637	0.50%	(396)	(1,182,550)	-0.46%	92,087	0.04%	January 11 - November 11
Interest rates	2,190	174,275	0.07%	(1,729)	(474,801)	-0.19%	(300,526)	-0.12%	January 11 - December 13
Metals	667	5,050,247	1.97%	(271)	(2,467,106)	-0.96%	2,583,141	1.01%	January 11 - October 11
Stock indices	2,533	189,573	0.07%	(128)	128,171	0.05%	317,744	0.12%	January 11 - May 11

Total		$10,938,175	4.27%		$(1,671,539)	-0.65%	$9,266,636	3.62%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2011 and 2010.

3.              FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statements of Financial Condition.  Any change in net unrealized profit or loss from the preceding year is reported on the Statements of Operations.

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

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels, for the years ended December 31, 2011 and 2010 are as follows:

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$2,780,988	$3,786,386	$(1,005,398)	$—
Short	$5,016,235	3,882,964	1,133,271
	$7,797,223	$7,669,350	$127,873	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2011	$7,797,223	$7,669,350	$127,873	$—

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$10,938,175	$7,228,490	$3,709,685	$—
Short	$(1,671,539)	795,567	(2,467,106)	—
	$9,266,636	$8,024,057	$1,242,579	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2010	$9,266,636	$8,024,057	$1,242,579	$—

The Fund’s volume of trading forward and futures at December 31, 2011 and 2010, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2011 and 2010.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of, and the profits and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(12,391,662)	$1,791,226
Currencies	(15,346,290)	8,588,176
Energy	(600,805)	2,100,729
Interest rates	13,882,891	26,649,777
Metals	1,345,868	13,431,814
Stock indices	(7,649,877)	(2,475,421)

Total	$(20,759,875)	$50,086,301

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse or MLPF&S.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Were a substantial portion of the Fund’s capital tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

4.                  RELATED PARTY TRANSACTION

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011 amounted to $51,287 of which $7,723 was payable to the Transfer Agent as of December 31, 2011.

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Fund, from possession of such assets.

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, Class DS, and Class DT are not charged a Sponsor Fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2011, 2010 and 2009 was approximately $6.10, $5.64 and $9.58, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, which was a related party to MLAI for a portion of the year.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

5.                    ADVISORY AGREEMENT

The Fund and Transtrend have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by either Transtrend or the Fund upon 90 days written notice to the other party. Transtrend determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them, after reduction for the brokerage commissions accrued with respect to such assets and are payable to Transtrend on a monthly basis. Management Fees are 2.0% for all classes, except for Class DT, which charges a 1.0% Fee.  Transtrend pays MLAI 50% of the management fees on all classes, except Class DT, in return for sponsoring and providing ongoing administration and operational support to the Fund.

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

6.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2011, 2010 and 2009 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.              RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued an update to requirements relating to Fair Value Measurement which represents amendments to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The amendments are of two types: (i) those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

The amendments that change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements relate to (i) measuring the fair value of the financial instruments that are managed within a portfolio; (ii) application of premium and discount in a fair value measurement; and (iii) additional disclosures about fair value measurements. The update is effective for annual periods beginning after December 15, 2011. MLAI does not believe the adoption of this update will have a material impact on the Fund’s financial statements.

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Fund is currently assessing the impact of this update on its financial statements.

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity trading accounts on the Statements of Financial Condition.

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

9.              SUBSEQUENT EVENTS

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