Form 10-K, Exhibit 13
period 2014-12-31
ML Transtrend DTP Enhanced FuturesAccess LLC
filed 2015-03-20
CIK 1399406

Exhibit 13.01

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2014 and 2013

and for the years ended December 31, 2014, 2013 and 2012

and Report of Independent Registered Public Accounting Firm

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of ML Transtrend DTP Enhanced FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations and of changes in members’ capital and the financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”) at December 31, 2014 and 2013, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 20, 2015

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $10,272,575 for 2014 and $14,999,063 for 2013)	$69,094,556	$91,648,859
Unrealized profit on open futures contracts	8,204,592	7,605,133
Cash	541,412	530,432
Other assets	2,484	90

TOTAL ASSETS	$77,843,044	$99,784,514

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Unrealized loss on open futures contracts	$1,668,977	$2,717,667
Sponsor and Advisory fees payable	1,366,552	182,957
Redemptions payable	1,621,921	10,248,917
Other liabilities	200,531	303,483

Total liabilities	4,857,981	13,453,024

MEMBERS’ CAPITAL:
Members’ Interest (48,238,660 Units and 66,052,414 Units outstanding; unlimited Units authorized)	72,985,063	86,331,490
Total members’ capital	72,985,063	86,331,490

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$77,843,044	$99,784,514

NET ASSET VALUE PER UNIT:

Class A	$1.3175	$1.1143
Class C	$1.1839	$1.0114
Class D	$1.1293	$0.9409
Class I	$1.3360	$1.1254
Class DS	$1.7301	$1.4415
Class DT	$1.8881	$1.5651
Class M	$1.1218	$0.9347

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$14,422,892	$(257,587)	$11,822,071
Change in unrealized, net	1,648,149	2,100,635	(5,010,392)
Brokerage commissions	(573,907)	(802,619)	(1,122,005)

Total trading profit (loss), net	15,497,134	1,040,429	5,689,674

INVESTMENT INCOME (EXPENSE):
Interest, net	(3,448)	(3,284)	7,111

EXPENSES:
Management fee to Trading Advisor	740,724	2,284,350	3,502,971
Management fee to MLAI	337,685	—	—
Sponsor fee	370,594	520,856	630,871
Performance fee	1,252,535	—	158,705
Other	451,448	545,922	656,058
Total expenses	3,152,986	3,351,128	4,948,605

NET INVESTMENT INCOME (LOSS)	(3,156,434)	(3,354,412)	(4,941,494)

NET INCOME (LOSS)	$12,340,700	$(2,313,983)	$748,180

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	5,059,265	8,518,918	9,600,043
Class C	10,379,788	14,406,210	15,502,703
Class D	1,965,194	6,911,105	4,344,135
Class I	1,057,413	1,326,366	1,389,136
Class DS	25,293,319	48,446,905	80,202,527
Class DT	7,552,446	12,942,589	18,128,492
Class M*	4,220,562	3,899,097	2,087,589

Net income (loss) per weighted average Unit
Class A	$0.1863	$(0.0381)	$(0.0454)
Class C	$0.1582	$(0.0407)	$(0.0419)
Class D	$0.1900	$(0.0164)	$(0.1080)
Class I	$0.1959	$(0.0334)	$(0.0355)
Class DS	$0.2415	$(0.0234)	$0.0243
Class DT	$0.2921	$(0.0085)	$0.0233
Class M*	$0.2036	$(0.0004)	$(0.0108)

*Units issued on October 1, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2012 is for the period October 1, 2012 to December 31, 2012).

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012 (IN UNITS)

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Members’ Capital December 31, 2014
Class A	8,926,646	2,398,527	(1,851,875)	9,473,298	891,952	(4,539,161)	5,826,089	79,410	(1,154,520)	4,750,979
Class C	17,017,841	2,572,479	(4,237,929)	15,352,391	3,042,907	(6,848,411)	11,546,887	886,092	(3,111,520)	9,321,459
Class D	2,062,362	4,838,004	(62,362)	6,838,004	248,619	(5,239,250)	1,847,373	160,897	(142,405)	1,865,865
Class I	952,853	832,501	(394,420)	1,390,934	391,505	(594,321)	1,188,118	25,881	(287,691)	926,308
Class DS	104,405,795	—	(44,516,616)	59,889,179	1,649,241	(28,510,989)	33,027,431	584,558	(13,303,057)	20,308,932
Class DT	21,641,717	12,221	(6,487,285)	15,166,653	115,978	(6,266,014)	9,016,617	144,275	(2,901,743)	6,259,149
Class M*	—	3,691,820	—	3,691,820	1,272,322	(1,364,243)	3,599,899	1,655,624	(449,555)	4,805,968

Total Members’ Units	155,007,214	14,345,552	(57,550,487)	111,802,279	7,612,524	(53,362,389)	66,052,414	3,536,737	(21,350,491)	48,238,660

*Units issued on October 1, 2012.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2014
Class A	$10,534,052	$2,866,271	$(2,167,161)	$(436,058)	$10,797,104	$985,698	$(4,965,966)	$(324,482)	$6,492,354	$99,000	$(1,274,476)	$942,679	$6,259,557
Class C	18,595,146	2,831,398	(4,736,568)	(649,325)	16,040,651	3,109,502	(6,885,459)	(586,382)	11,678,312	870,000	(3,155,383)	1,642,414	11,035,343
Class D	1,994,275	5,019,388	(62,025)	(469,022)	6,482,616	235,000	(4,866,210)	(113,194)	1,738,212	145,000	(149,568)	373,435	2,107,079
Class I	1,126,558	1,012,139	(494,730)	(49,273)	1,594,694	444,000	(657,269)	(44,274)	1,337,151	28,000	(334,839)	207,190	1,237,502
Class DS	154,664,583	—	(69,634,735)	1,952,715	86,982,563	2,359,243	(40,599,219)	(1,133,475)	47,609,112	898,355	(19,480,955)	6,109,429	35,135,941
Class DT	34,131,695	20,467	(10,895,819)	421,627	23,677,970	179,963	(9,635,888)	(110,517)	14,111,528	249,091	(4,748,578)	2,206,143	11,818,184
Class M*	—	3,499,318	—	(22,484)	3,476,834	1,187,000	(1,297,354)	(1,659)	3,364,821	1,599,903	(432,677)	859,410	5,391,457

Total Members’ Capital	$221,046,309	$15,248,981	$(87,991,038)	$748,180	$149,052,432	$8,500,406	$(68,907,365)	$(2,313,983)	$86,331,490	$3,889,349	$(29,576,476)	$12,340,700	$72,985,063

*Units issued on October 1, 2012.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M

Per Unit Operating Performance:
Net asset value, beginning of year	$1.1143	$1.0114	$0.9409	$1.1254	$1.4415	$1.5651	$0.9347

Net realized and net change in unrealized trading profit (loss)	0.2764	0.2490	0.2360	0.2800	0.3615	0.3942	0.2344
Brokerage commissions	(0.0090)	(0.0081)	(0.0077)	(0.0091)	(0.0118)	(0.0128)	(0.0076)
Interest income, net	(0.0001)	(0.0001)	(0.0000)	(0.0001)	(0.0001)	(0.0001)	(0.0000)
Expenses	(0.0641)	(0.0683)	(0.0399)	(0.0602)	(0.0610)	(0.0583)	(0.0397)

Net asset value, end of year	$1.3175	$1.1839	$1.1293	$1.3360	$1.7301	$1.8881	$1.1218

Total Return: (a)

Total return before Performance fees	20.21%	19.01%	22.03%	20.69%	22.02%	22.68%	22.02%
Performance fees	-1.97%	-1.95%	-2.01%	-1.98%	-2.00%	-2.04%	-2.00%
Total return after Performance fees	18.24%	17.06%	20.02%	18.71%	20.02%	20.64%	20.02%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.67%	4.68%	2.17%	3.27%	2.17%	1.62%	2.17%
Performance fees	1.72%	1.72%	1.72%	1.72%	1.72%	1.74%	1.72%
Expenses (including Performance fees)	5.39%	6.40%	3.89%	4.99%	3.89%	3.36%	3.89%

Net investment income (loss) (excluding Performance fees)	-3.67%	-4.68%	-2.16%	-3.27%	-2.16%	-1.62%	-2.16%
Performance fees	-1.72%	-1.72%	-1.72%	-1.72%	-1.72%	-1.74%	-1.72%
Net investment income (loss) (including Performance fees)	-5.39%	-6.40%	-3.88%	-4.99%	-3.88%	-3.36%	-3.88%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M

Per Unit Operating Performance:
Net asset value, beginning of year	$1.1397	$1.0448	$0.9480	$1.1465	$1.4524	$1.5612	$0.9418

Net realized and net change in unrealized trading profit (loss)	0.0254	0.0229	0.0216	0.0257	0.0330	0.0360	0.0214
Brokerage commissions	(0.0071)	(0.0065)	(0.0060)	(0.0072)	(0.0092)	(0.0099)	(0.0059)
Interest income, net (c)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0437)	(0.0498)	(0.0227)	(0.0396)	(0.0347)	(0.0222)	(0.0226)

Net asset value, end of year	$1.1143	$1.0114	$0.9409	$1.1254	$1.4415	$1.5651	$0.9347

Total Return: (a)

Total return before Performance fees	-2.23%	-3.20%	-0.75%	-1.84%	-0.75%	0.25%	-0.75%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-2.23%	-3.20%	-0.75%	-1.84%	-0.75%	0.25%	-0.75%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.96%	4.96%	2.46%	3.56%	2.46%	1.46%	2.46%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	3.96%	4.96%	2.46%	3.56%	2.46%	1.46%	2.46%

Net investment income (loss) (excluding Performance fees)	-3.95%	-4.96%	-2.45%	-3.55%	-2.45%	-1.45%	-2.45%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Net investment income (loss) (including Performance fees)	-3.95%	-4.96%	-2.45%	-3.55%	-2.45%	-1.45%	-2.45%

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*

Per Unit Operating Performance:
Net asset value, beginning of year or at time of offer	$1.1801	$1.0927	$0.9670	$1.1823	$1.4814	$1.5771	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.0140	0.0135	0.0108	0.0138	0.0165	0.0169	(0.0507)
Brokerage commissions	(0.0073)	(0.0068)	(0.0061)	(0.0074)	(0.0093)	(0.0099)	(0.0017)
Interest income, net	0.0000	0.0000	0.0000	0.0000	0.0001	0.0001	(0.0000)
Expenses	(0.0471)	(0.0546)	(0.0237)	(0.0422)	(0.0363)	(0.0230)	(0.0058)

Net asset value, end of year	$1.1397	$1.0448	$0.9480	$1.1465	$1.4524	$1.5612	$0.9418

Total Return: (a)

Total return before Performance fees	-3.48%	-4.45%	-2.03%	-3.10%	-2.03%	-1.04%	-5.82%
Performance fees	-0.08%	-0.08%	-0.08%	-0.08%	-0.08%	-0.13%	0.00%
Total return after Performance fees	-3.56%	-4.53%	-2.11%	-3.18%	-2.11%	-1.17%	-5.82%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.87%	4.87%	2.36%	3.47%	2.36%	1.36%	2.43%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%	0.00%
Expenses (including Performance fees)	3.87%	4.87%	2.36%	3.47%	2.36%	1.41%	2.43%

Net investment income (loss) (excluding Performance fees)	-3.86%	-4.87%	-2.36%	-3.46%	-2.36%	-1.35%	-2.43%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	-0.05%	0.00%
Net investment income (loss) (including Performance fees)	-3.86%	-4.87%	-2.36%	-3.46%	-2.36%	-1.40%	-2.43%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

*Units issued on October 1, 2012. The ratios to average members’ capital have been annualized. The performance fee ratio and total return have not been annualized.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures on a wide range of commodities. Transtrend B.V. (“Transtrend” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor trades the Transtrend Diversified Trend Program-Enhanced Risk Profile (the “Trading Program”) for the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI”, the “Sponsor” or the “Managing Member”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund. The Sponsor may select other parties as clearing broker(s). Merrill Lynch International (“MLI”) is the primary foreign exchange (“F/X”) forward prime broker for the Fund. The Sponsor may select other of its affiliates or third parties as F/X or other over-the-counter (“OTC”) prime brokers. MLPF&S and MLI are BAC affiliates.

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

As of December 31, 2014, the Fund offers seven Classes of Units:  Class A, Class C, Class I, Class D, Class DS, Class DT, and Class M.  Each Class of Units is offered at the Net Asset Value per Unit.

The Class M Units are for investors who are subscribing through certain accounts enrolled in an eligible managed investment account program (“Eligible Managed Accounts”). The Sponsor may modify, on a prospective basis, the Eligible Managed Accounts.

Class DT is solely for investments made by ML Trend-Following Futures Fund L.P. and Class DS is solely for investments made by Systematic Momentum FuturesAccess LLC, which are FuturesAccess funds of funds.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized, net under Trading profit (loss), net in the Statements of Operations.

Trading profit (loss), net includes brokerage commission costs on commodity contracts.

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

Class A Units are subject to upfront sales commissions paid to MLPF&S ranging from 1.0% to 2.5% of an investor’s gross subscription amount.  Class D Units and Class I Units are subject to upfront sales commissions paid to MLPF&S up to 2.5% of an investor’s gross subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C Units, Class DS Units, Class DT Units and Class M Units are not subject to upfront sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each member is individually responsible for reporting income or loss based on such member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2011.

Distributions

Each member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2014, 2013 and 2012.

Subscriptions

The Fund generally offers Units for investment as of the 1st and 16th calendar day of each month (each a “Subscription Date”) at the net asset value per Unit of their respective Classes, although MLAI may in its discretion, discontinue mid-month subscriptions at any time. Investors must submit their executed subscription agreement signature pages on or before the “Subscription/Redemption Notice Date,” which is eight business days prior to the 1st and 16th of every month.  Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested.

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at Net Asset Value, in whole or fractional Units, effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month (each a “Redemption Date”), upon submitting the redemption request by the Subscription/Redemption Notice Date.  MLAI may eliminate investors’ mid-month redemption right at any time.  The Net Asset Value of redeemed Units is determined as of the Redemption Date. Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption requests and the applicable Redemption Date.

Investors in the Fund may generally exchange their Units for those of any other FuturesAccess Fund as of any Subscription Date with prior written notice to the Fund by the Subscription/Redemption Notice Date and any applicable notice to the other FuturesAccess Fund.  If only one of the FuturesAccess Funds has semi-monthly redemption dates, exchanges will only be permitted as of the beginning of each month. In all cases, exchanges are subject to FuturesAccess Fund availability, investor eligibility and any restrictions imposed by a FuturesAccess Fund or the terms of a securities account, either temporarily or on an ongoing basis. The minimum exchange amount is $10,000.

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2014 and 2013 are as follows:

December 31, 2014

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	240	$(109,289)	-0.15%	(781)	$914,930	1.25%	$805,641	1.10%	January 2015 - March 2016
Currencies	263	(67,357)	-0.09%	(394)	81,614	0.11%	14,257	0.02%	January 2015 - March 2015
Energy	23	5,797	0.01%	(332)	2,501,921	3.43%	2,507,718	3.44%	January 2015 - December 2016
Interest rates	2,795	2,761,045	3.78%	(780)	(59,807)	-0.08%	2,701,238	3.70%	March 2015 - December 2018
Metals	218	(776,487)	-1.06%	(256)	641,852	0.88%	(134,635)	-0.18%	January 2015 - October 2015
Stock indices	634	763,820	1.05%	(142)	(122,424)	-0.17%	641,396	0.88%	January 2015 - June 2015

Total		$2,577,529	3.54%		$3,958,086	5.42%	$6,535,615	8.96%

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	541	$(109,641)	-0.13%	(1,296)	$1,022,304	1.18%	$912,663	1.05%	January 2014 - December 2014
Currencies	655	1,056,453	1.22%	(507)	870,273	1.01%	1,926,726	2.23%	February 2014 - March 2014
Energy	760	159,271	0.18%	(44)	20,151	0.02%	179,422	0.20%	January 2014 - December 2015
Interest rates	1,161	(187,202)	-0.22%	(942)	572,202	0.66%	385,000	0.44%	March 2014 - December 2017
Metals	518	385,034	0.45%	(828)	(295,853)	-0.34%	89,181	0.11%	January 2014 - October 2014
Stock indices	848	1,235,820	1.43%	(466)	158,654	0.18%	1,394,474	1.61%	January 2014 - June 2014

Total		$2,539,735	2.93%		$2,347,731	2.71%	$4,887,466	5.64%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2014 and December 31, 2013. With respect to each commodity industry sector listed in the above chart, the net unrealized profit (loss) on open positions is the sum of the unrealized profits (loss) of long positions and short positions of the open contracts, netting unrealized losses against unrealized profits as applicable. Net unrealized profit and loss provides a rough measure of the exposure of the Fund to the various sectors as of the date listed, although such exposure can change at any time.

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

The fair value measurement guidance established by U.S. GAAP is a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

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

Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where such investments are traded.  These closing prices are observed through the clearing broker and third party pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into the process for determining fair values.

The Fund has determined that Level I investments would include its futures and options contracts where it believes that quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using observable prices of investments with similar characteristics and these are generally classified as Level II investments. The Fund determined that Level II investments would include its forwards and certain futures contracts.

Transfers of investments between different levels of the fair value hierarchy, if any, are recorded as of the beginning of the reporting period.

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels, as of December 31, 2014 and 2013 are as follows:

2014

Net unrealized profit (loss) on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$8,204,592	$7,556,022	$648,570	$—
Forwards	—	—	—	—
	$8,204,592	$7,556,022	$648,570	$—

Liabilities
Futures	$1,668,977	$926,364	$742,613	$—
Forwards	—	—	—	—
	$1,668,977	$926,364	$742,613	$—

December 31, 2014	$6,535,615	$6,629,658	$(94,043)	$—

2013

Net unrealized profit (loss) on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$7,605,133	$6,593,966	$1,011,167	$—
Forwards	—	—	—	—
	$7,605,133	$6,593,966	$1,011,167	$—

Liabilities
Futures	$2,717,667	$1,020,741	$1,696,926	$—
Forwards	—	—	—	—
	$2,717,667	$1,020,741	$1,696,926	$—

December 31, 2013	$4,887,466	$5,573,225	$(685,759)	$—

The Fund’s volume of trading forwards and futures at December 31, 2014 and 2013, respectively, are representative of the activity throughout the years presented. There were no transfers to or from any level during 2014 and 2013.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivative and hedging activities. The fair value amounts of and the net profits and losses on derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2.

The Fund maintains margin deposits and cash collateral with its futures and forwards brokers, respectively, based on the greater of exchange margin or amounts determined by the respective broker. At December 31, 2014 and December 31, 2013, the initial margin deposits (cash) are used to satisfy the margin requirements to establish the futures or forward contracts and are presented on the Statements of Financial Condition in Cash in the Equity in commodity trading accounts. The variation margin on open contracts is presented gross on the Statements of Financial Condition in Unrealized profit or loss on futures or forwards contracts, respectively. The Fund is subject to agreements which support the ability to settle net with their counterparties; however, the Fund has elected to present the related balances on the Statements of Financial Condition on a gross basis. The net of these amounts less the restricted cash presented within the Cash in the Equity in commodity trading accounts on the Statements of Financial Condition represents the Fund’s net exposure.

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector on derivative instruments for the years ended December 31, 2014, 2013 and 2012:

	December 31, 2014	December 31, 2013	December 31, 2012
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Gain (loss) from trading

Agriculture	$3,411,319	$567,255	$(6,096,889)
Currencies	(1,180,674)	(3,024,130)	1,497,662
Energy	5,246,328	(7,079,331)	(2,751,878)
Interest rates	12,528,664	(4,537,269)	10,649,479
Metals	(194,739)	3,012,643	(1,858,621)
Stock indices	(3,739,857)	12,903,880	5,371,926

Total	$16,071,041	$1,843,048	$6,811,679

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

4.                  RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018% to 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2014, 2013, and 2012 amounted to $14,914, $24,570 and $38,121, respectively, of which $2,467 and $3,262 was payable to the Transfer Agent as of December 31, 2014 and 2013, respectively.

Typically the vast majority of the Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BAC affiliates that hold the Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Fund receives little, or no, interest on these cash assets.  BAC’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Fund cash assets at any time they are maintained by MLAI with its affiliates. As of December 31, 2014, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%. The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by the Federal Reserve Bank of New York using data provided by brokers.  Interest is computed based upon the daily net equity balance of the Fund’s account and is posted to the Fund’s account on a monthly basis.

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.5% for Class A Units, 2.5% for Class C Units, and 1.1% for Class I Units. Class D Units, Class DS Units, Class DT Units and Class M Units are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2014, 2013 and 2012 was approximately $6.11, $5.81 and $5.91, respectively.

Brokerage Commissions, Interest, Management fees to MLAI and Sponsor fees, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit/loss, as presented on the Statements of Financial Condition are held with a related party.

5.                    ADVISORY AGREEMENT

The Fund, MLAI and the Trading Advisor have entered into an advisory agreement.  The advisory agreement will continue in effect until December 31, 2015. Thereafter, the advisory agreement will be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by either the Trading Advisor or the Fund upon 90 days written notice to the other party.  Pursuant to the advisory agreement, the Trading Advisor has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

The Fund pays monthly management fees to each of the Trading Advisor and MLAI based on the month-end Net Asset Value of the Fund (prior to reduction for the management fees being calculated and any accrued performance fees or Sponsor fees).  The management fee rate payable to the Trading Advisor is 1.0% per year for all Classes of Units, except Class DT Units which is charged a 0.5% management fee.  The management fee rate payable to MLAI is 0.5% per year for all Classes of Units, except for Class DT Units which is not charged a management fee for MLAI.

The Fund pays a 22.5% annual quarterly performance to the Trading Advisor with respect to all Classes of Units.  The performance fee is calculated based on any increase in the aggregate net asset value of the Classes of Units subject to the same rate of performance fees (each a “Class Group”), taken together, in excess of the Class Group’s highest net asset value as of any previous calendar quarter end after adjustment for subscriptions and the performance fee then paid (“High Water Mark”).  The performance fee is also paid on net redemptions, and the High Water Mark is proportionately reduced.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2014, 2013 and 2012 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.              MARKET AND CREDIT RISKS

The nature of this Fund has certain risks, which cannot all be presented in the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition. The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded. Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that it will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Trading Advisor, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge the Trading Advisor to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by the Trading Advisor.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange/clearinghouse is pledged to support the financial integrity of the exchange/clearinghouse.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange traded contracts, and in the over-the-counter markets counterparties may also require margin.

The credit risk associated with these instruments from counterparty nonperformance is the unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. MLAI, as sponsor of the Fund, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLI, although MLAI may engage non-BAC affiliated service providers as clearing brokers or prime brokers for the Fund. This policy may increase risk to the Fund by preventing the diversification of brokers used by the Fund.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its futures clearing broker. Due to the relationship with MLPF&S, in the event of default, all futures balances are eligible for offset with a net settlement due to MLPF&S.  Due to the relationship with MLI, in the event of default, all forwards balances are eligible for offset with a net settlement due to MLI.

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

8.              SUBSEQUENT EVENTS

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